As filed with the Securities and Exchange Commission on November 1, 2019

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NexTier Oilfield Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	38-4016639
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3990 Rogerdale Rd.

Houston, Texas 77042

(Address of principal executive offices and zip code)

NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan

(Full title of the plan)

Kevin M. McDonald

Executive Vice President, Chief Administrative Officer, General Counsel & Secretary

NexTier Oilfield Solutions Inc.

3990 Rogerdale Rd.

Houston, Texas 77042

(Name and address of agent for service)

(713) 325-6000

(Telephone number, including area code, of agent for service)

Copies to:

F. Xavier Kowalski, Esq.

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

(212) 756-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	8,141,353(2)	$4.48	$36,473,261.44	$4,734.23

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such additional shares of common stock, par value $0.01 per share (“Common Stock”), of NexTier Oilfield Solutions Inc., a Delaware corporation (formerly known as Keane Group, Inc.) (the “Registrant”), and securities that may from time to time be offered or issued under the NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan, as amended to date (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions that result in an increase in the number of the outstanding shares of Common Stock or securities issuable pursuant to awards granted under the Plan. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	This Registration Statement covers 8,141,353 shares of Common Stock available to be granted under or issuable pursuant to awards under the Incentive Plan.
(3)

Calculated solely for purposes of this offering in accordance with Rule 457(c) and Rule 457(h) of the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low sale prices of the Common Stock as reported on The New York Stock Exchange as of October 31, 2019.

EXPLANATORY NOTE

On June 16, 2019, C&J Energy Services, Inc. (“C&J”), NexTier Oilfield Solutions Inc., a Delaware corporation (formerly known as Keane Group, Inc.) (the “Registrant”), and King Merger Sub Corp., a wholly owned subsidiary of the Registrant (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which they agreed to combine their respective businesses in a merger of equals. On October 31, 2019, Merger Sub merged with and into C&J, with C&J as the surviving corporation and wholly owned subsidiary of the Registrant (the “Merger”). In connection with the Merger, all awards under the NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan, as amended to date (the “Plan”) , were converted into awards relating to shares of common stock, par value $0.01 per share (the “Common Stock”) of the Registrant.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information required by Part 1 of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference in Item 3 of Part II of this Registration Statement are available to participants in the Plan, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1 above. Any such requests should be directed to the Registrant at the address and telephone number listed on the cover page of this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant:

•	the Registrant’s Annual Reports on Form 10-K (filed with the SEC on February 27, 2019) and Form 10-K/A (filed with the SEC on August 19, 2019) for the fiscal year ended December 31, 2018;

•	the information responsive to Part III of Form 10-K in the Registrant’s definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders, filed with the SEC on April 1, 2019;

•	the Registrant’s Quarterly Reports on Form 10-Q (filed with the SEC on May 7, 2019) and Form 10-Q/A (filed with the SEC on August 19, 2019) for the quarter ended March 31, 2019;

•	the Registrant’s Quarterly Reports on Form 10-Q (filed with the SEC on July 31, 2019) and Form 10-Q/A (filed with the SEC on August 19, 2019) for the quarter ended June 30, 2019;

•

the Registrant’s Current Reports on Form 8-K or Form 8-K/A (excluding any information and exhibits furnished under Item 2.02 of 7.01 thereof) filed with the SEC on January  11, 2019, February 25, 2019, March 18, 2019, May 6, 2019, May 14, 2019 , May 14, 2019, June  17, 2019, July 19, 2019, October  11, 2019, October 15, 2019, October 22, 2019 and October 31, 2019; and

•

any description of shares of the Common Stock contained in a registration statement filed pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

In no event, however, will any information that the Registrant discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Registrant may from time to time furnish to the Commission be incorporated by reference into, or otherwise become a part of, this Registration Statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Registration Statement after the most recent effective date may modify or replace existing statements contained in this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “DGCL”). Under Section 145 of the DGCL, each director and officer of the Registrant may be indemnified by the Registrant against all expenses and liabilities (including attorney’s fees, judgments, fines and amounts paid in settlement) actually or reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings (other than a proceeding by or in the right of the Registrant) in which he or she is involved by reason of the fact that he or she is or was a director or officer of the Registrant if such director or officer acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer (i) may be indemnified by the Registrant only for expenses (including attorneys’ fees) but not for judgments, fines or amounts paid in settlements and (ii) may not be indemnified for expenses in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the Registrant unless a court determines otherwise.

The Registrant’s certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director. As permitted by the DGCL, the Registrant’s bylaws provide that:

•	the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;

•	the Registrant may indemnify its other employees and agent as set forth in the DGCL;

•

the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s certificate of incorporation and bylaws dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the DGCL and the Registrant’s certificate of incorporation and bylaws.

The Registrant has entered into separate indemnification agreements with its directors and executive officers, and intends to enter into indemnification agreements with any new directors and executive officers in the future to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. The indemnification provisions in the Registrant’s certificate of incorporation and bylaws and the indemnification agreements entered into or to be entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act. The Registrant currently carries liability insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of Keane Group, Inc., including Amendment of Certificate of Incorporation, dated October 13, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on December 14, 2016)

4.2	Certificate of Amendment to the Certificate of Incorporation of Keane Group, Inc., effective October 31, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2019)

4.3	Bylaws of Keane Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 21, 2017)

4.4*	NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan

5.1*	Opinion of Schulte Roth & Zabel LLP

23.1*	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm for the Registrant

23.3*	Consent of KPMG LLP, Independent Registered Public Accounting Firm for C&J

24.1*	Power of Attorney (included in this Registration Statement under “Signatures”)

*	Filed herewith

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Certificate of Incorporation of Keane Group, Inc., including Amendment of Certificate of Incorporation, dated October 13, 2016 (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on December 14, 2016)

4.2	Certificate of Amendment to the Certificate of Incorporation of Keane Group, Inc., effective October 31, 2019 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 31, 2019)

4.3	Bylaws of Keane Group, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 21, 2017)

4.4*	NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan

5.1*	Opinion of Schulte Roth & Zabel LLP

23.1*	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm for the Registrant

23.3*	Consent of KPMG LLP, Independent Registered Public Accounting Firm for C&J

24.1*	Power of Attorney (included in this Registration Statement under “Signatures”)

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 1, 2019.

NEXTIER OILFIELD SOLUTIONS INC.

By:	/s/ Robert W. Drummond
Name:	Robert W. Drummond
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert W. Drummond and Gregory L. Powell, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable NexTier Oilfield Solutions Inc. to comply with the Securities Act, and any requirements of the Commission in respect thereof, in connection with the filing with the Commission of the Registration Statement on Form S-8 under the Securities Act, including specifically, but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on November 1, 2019.

Signature	Title

/s/ Robert W. Drummond	Chief Executive Officer and Director (Principal Executive Officer)
Robert W. Drummond

/s/ Gregory L. Powell	Executive Vice President and Chief Integration Officer
Gregory L. Powell	(Principal Financial Officer)

/s/ Lamphung Ngo-Burns	Principal Accounting Officer
Lamphung Ngo-Burns	(Principal Accounting Officer)

/s/ Patrick Murray	Chairman
Patrick Murray

/s/ Stuart Brightman	Director
Stuart Brightman

/s/ Marc G. R. Edwards	Director
Marc G. R. Edwards

/s/ Gary H. Halverson	Director
Gary H. Halverson

/s/ John Kennedy	Director
John Kennedy

/s/ Steven Mueller	Director
Steven Mueller

/s/ Amy Nelson	Director
Amy Nelson

/s/ Mel G. Riggs	Director
Mel G. Riggs

/s/ Michael Roemer	Director
Michael Roemer

/s/ James C. Stewart	Director
James C. Stewart

/s/ Scott Wille	Director
Scott Wille